Exhibit 99.1

Press Release

For Immediate Release

Media Relations Contact:	Investor Relations Contact:
Caroline Bosco	William Davis
+1 312-517-6127	+1 917-519-6994
cbosco@gogoair.com	wdavis@gogoair.com

Gogo Announces Board Member Retirement

BROOMFIELD, Colo. – Jan. 5, 2024 – Gogo Business Aviation (NASDAQ: GOGO) (the “Company”) today announced that Mr. Robert H. Mundheim, a member of the Company’s Board of Directors since 2012, retired from the Board on January 2.

Mundheim served as Director of the Gogo Board for 11 years, sharing his wealth of experience as an internationally renowned attorney and corporate governance expert. Mundheim contributed significantly to Gogo’s business success through his role on the board, his role as chair of the company’s compensation committee, and as a member of its nominating and governance committee.

“Bob’s voice has been vital to our company’s transformation, and it has been a true privilege to witness his passion for Gogo,” said Oakleigh Thorne, chair and chief executive officer of Gogo. “On behalf of the Board and the Gogo community, we offer our sincere gratitude to Bob for sharing his leadership and wisdom in building a company we are very proud of today.”

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, in-flight entertainment, and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of September 30, 2023, Gogo reported 7,150 business aircraft flying with its broadband ATG systems onboard, 3,784 of which are flying with a Gogo AVANCE L5 or L3 system; and 4,395 aircraft with narrowband satellite connectivity installed. Connect with us at www.gogoair.com.

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